As filed with the Securities and Exchange Commission on January 21, 2004

Registration Statement No. 333-111832

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAXON ASSET SECURITIES COMPANY

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	4860 Cox Road Glen Allen, Virginia 23060 (Address of registrant’s principal executive offices)	52-1865887 (I.R.S. Employer Identification No.)

Richard Shepherd

Saxon Asset Securities Company

4860 Cox Road

Glen Allen, Virginia 23060

(804) 967-7400

(Name and address of agent for service)

Copies to:

John Arnholz
McKee Nelson LLP
1919 M Street, N.W.
Washington, D.C.  20036

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ÿ

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ⊠

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ÿ

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ÿ

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ÿ

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Mortgage Backed Securities	$3,035,499,620.00	100%	$3,035,499,620.00	$245,571.92

(1)

Estimated solely for the purpose of calculating the registration fee.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus which is part of this Registration Statement is a combined prospectus and includes all the information currently required in a prospectus relating to securities covered by Registration Statement No. 333-103240 previously filed by the Registrant.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The purpose of this Amendment No. 1 is to file the Form of Sale and Servicing Agreement constituting an exhibit to this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$245,571.92
Legal fees and expenses*	400,000.00
Accounting fees and expenses*	160,000.00
Blue Sky fees and expenses*	0
Rating Agency fees*	1,400,000.00
Owner Trustee fees and expenses*	50,000.00
Indenture Trustee fees and expenses*	75,000.00
Credit Enhancer*	0
Printing and engraving*	60,000.00
Miscellaneous*	40,000.00
Total	$2,430,571.92

* Estimated in accordance with Item 511 of Regulation S-K.
** To be filed by amendment.

Item 15. Indemnification of Directors and Officers.

Article 10 of the Virginia Stock Corporation Act provides in substance that Virginia corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding.  The Virginia Stock Corporation Act also provides that Virginia corporations may purchase insurance on behalf of any such director, officer, employee or agent.

Under certain sales agreements entered into by the depositor and various transferors of mortgage-related collateral, such transferors are obligated to indemnify the depositor against certain expenses and liabilities.

Reference is made to the Standard Terms to Underwriting Agreement filed as an exhibit hereto for provisions relating to the indemnification of directors, officers and controlling persons of the depositor against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits.

1.1*

Form of Underwriting Agreement.

4.1*

Form of Pooling and Servicing Agreement (including Forms of Certificates).

4.2**

Form of Trust Agreement (filed herewith).

4.3**

Form of Indenture (filed herewith).

4.4

Form of Sale and Servicing Agreement.

5.1**

Opinion of McKee Nelson LLP, with respect to legality (filed herewith).

8.1**

Opinion of McKee Nelson LLP, with respect to tax matters (included in its opinion filed as Exhibit 5.1).

23.1**

Consent of McKee Nelson LLP (included in its opinion filed as Exhibit 5.1).

23.2**

Consent of McKee Nelson LLP (included in its opinion filed as Exhibit 5.1).

24.1**

Powers of Attorney (see signature page to this Registration Statement).

*

Incorporated herein by reference to Registration Statement No. 333-67170.

**

Previously filed.

Financial Statements

All financial statements, schedules and historical financial information have been omitted as they are not applicable.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

(b)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)

That,

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Glen Allen, Commonwealth of Virginia, on January 20, 2004.

SAXON ASSET SECURITIES COMPANY

By:  /s/ Ernest G. Bretana

Ernest G. Bretana (1)

Vice President

(1)

Executed pursuant to the power of attorney granted to him in Registration Statement on Form S-3 (Reg. No. 333-111832), filed with the Commission on January 9, 2004.

EXHIBIT INDEX

1.1*

Form of Underwriting Agreement.

4.1*

Form of Pooling and Servicing Agreement (including Forms of Certificates).

4.2**

Form of Trust Agreement (filed herewith).

4.3**

Form of Indenture (filed herewith).

4.4

Form of Sale and Servicing Agreement.

5.1**

Opinion of McKee Nelson LLP, with respect to legality (filed herewith).

8.1**

Opinion of McKee Nelson LLP, with respect to tax matters (included in its opinion filed as Exhibit 5.1).

23.1**

Consent of McKee Nelson LLP (included in its opinion filed as Exhibit 5.1).

23.2**

Consent of McKee Nelson LLP (included in its opinion filed as Exhibit 5.1).

24.1**

Powers of Attorney (see signature page to this Registration Statement).

*

Incorporated herein by reference to Registration Statement No. 333-67170

**

Previously filed.